Exhibit 99.1

July 14, 2006

Hertz Global Holdings, Inc. Announces the Filing of a Registration Statement
for the Initial Public Offering of its Common Stock

Park Ridge, NJ — Hertz Global Holdings, Inc., the indirect parent corporation of The Hertz Corporation, today announced that it has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with the initial public offering of its common stock. The securities to be offered in the proposed IPO will include shares to be issued and sold by Hertz Global Holdings as well as shares to be sold by certain current stockholders of Hertz Global Holdings.

Hertz Global Holdings intends to use the net proceeds to it from the offering to repay borrowings outstanding under its $1.0 billion loan facility entered into on June 30, 2006, with the remainder of the proceeds, if any, to be used for general corporate purposes (which may include the repayment of borrowings outstanding under The Hertz Corporation’s senior credit facilities).

The Hertz Corporation operates what it believes is the largest general use car rental brand in the world and the third largest industrial, construction and material handling equipment rental business in the United States, both based on revenues.

Goldman, Sachs & Co., Lehman Brothers Inc. and Merrill Lynch & Co. are the joint global coordinators and bookrunners for the offering. Deutsche Bank Securities and JPMorgan are joint bookrunners. Hertz Global Holdings and the selling stockholders will also grant the underwriters an option to purchase additional shares at the initial public offering price. The offering of common stock will be made only by means of a prospectus. When available, a copy of the preliminary prospectus relating to this offering may be obtained from:

Goldman, Sachs & Co. Attn: Prospectus Department 85 Broad St. New York, NY 10004 fax: 212-902-9316 e-mail: prospectus-ny@ny.email.gs.com	Lehman Brothers Inc. c/o ADP Financial Services Integrated Distribution Services 1155 Long Island Avenue Edgewood, NY 11717 tel: (631) 254-7106	Merrill Lynch & Co. 4 World Financial Center New York, NY 10080 tel: (212) 449-1000

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any such state.